Independent Accountants' Report


The Shareholders and
   Board of Trustees
Upright Growth Fund
Livingston, New Jersey


In planning and performing our audit of the financial statements of Upright Growth Fund for the year ended September 30, 2000, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Upright Growth Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. During our audit, we noted the financial statements of the Fund were out of balance. This condition was caused by programming errors that misstated income and receivables and was not detected due to inadequate daily reconciling procedures.

This report is intended solely for the information and use of management, the Board of Trustees and the Securities and Exchange Commission.



                                                    /s/ BAIRD, KURTZ & DOBSON

Kansas City, Missouri
October 21, 2000